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Explanatory Note
This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on May 10, 2011 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal third quarter ended March 31, 2011 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://ir.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through June 13, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through June 13, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 450545#.
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In connection with the proposed transaction, the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.
You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS “Synthesis Energy Third Quarter 2011 Earnings Conference Call and Webcast”

May 10, 2011 at 8:30 AM Eastern Robert Rigdon, President and CEO Kevin Kelly- Chief Accounting Officer

OPERATOR:	Good morning and welcome to the Synthesis Energy Systems third quarter 2011 Earnings Conference Call & Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on a touchtone phone. To withdraw your question, please press “*” then “2”. Please note, this event is being recorded. I would now like to turn the conference over to Matthew Haines of MBS Value Partners. Please go ahead.

MATTHEW HAINES:	Thank you. Good morning, and thank you for joining Synthesis Energy Systems Earnings Conference call. My name is Matt Haines. I’m a managing director at MBS Value Partners, SES’s investor relations firm. Today management will discuss financial results for the fiscal 2011 third quarter, ended March 31, 2011, and will provide an update on corporate developments. Following management’s prepared remarks, we will open the line for your questions.

Before we begin, I’d like to remind you that during this call, management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.

Although the company believes that in making such forward-looking statements, its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please refer to the company’s annual report on form 10K for the year ended June 30th, 2010, for a further discussion on risk factors. A copy of the filings can be found on the Securities and Exchange Commission’s website at www.sec.gov, or on the company’s website at www.synthesisenergy.com.

And now I would like to turn the call over to Mr. Robert Rigdon, President and CEO. Robert?

ROBERT RIGDON:	Thank you, Matt. Welcome to our conference call to discuss financial results and corporate highlights for the third quarter of fiscal 2011. I’m on the call today from the SES office in Shanghai, China, and joining us on the call from our Houston headquarters is Kevin Kelly, our chief accounting officer.

We’ve had a very active and productive third quarter, during which we have witnessed two events that we believe are impacting the energy landscape and bringing a renewed focus on coal, and with that, a growing interest in clean coal technology. First, the unrest in the Middle East, which has been driving uncertainty and higher oil prices, and secondly, the tragic earthquake in Japan, and the resulting nuclear power plant accident.

Both of these events are pointing out the importance of coal in the future of global energy, and we believe we offer a unique and competitive alternative to enable the clean and efficient conversion of the world’s low-cost/low-grade coals into energy and chemical products.

Against this backdrop, our recent announcement of the collaboration with China Energy and ZJX has been especially timely, and fits in well with our three-prong strategy of sales of technology, equipment and engineering services, developing and participating in coal and biomass gasification projects, and integrated new technology coal resource project investments. And this strategy is implemented through regional and functional business platforms.

Our agreement with China Energy and ZJX is based upon China Energy making a strategic equity investment in SES and working jointly with us to develop multiple new opportunities to extend the commercialization of our U-GAS coal gasification technology in China. As a reminder, under the terms of the agreement, China Energy will make a cash investment of $83.8 million in exchange for 37.3 million shares of our common stock, which represents a 43.4% equity stake in the company. Additional information concerning this transaction is available in a preliminary proxy statement filed with the SEC.

Upon shareholder approval of the transaction and other customary closing conditions, China Energy and SES will formally launch a joint broad-based business development effort that we believe over time can result in large-scale and strategically significant additional projects in China. Together with China Energy, we have conceived the development of four major business platforms in China, consisting of S&G, transportation fuels, power, and chemicals, such as ammonia. We expect our early focus will be on the large-scale S&G project opportunities that exist in China today, where our technology can bring significant value creation benefit from its ability to operate cleanly and efficiently on low-cost/low-grade coals.

China Energy, in addition to helping facilitate the more timely development of such projects, also plans to assist us by obtaining project-level equity and financing debt, together with our partial ownership of the projects can create important value for us. This is a major goal of China Energy, since once this step is completed and our share price is trading at or above $8 per share, China Energy will receive additional shares of our stock to bring their total ownership in SES to 60%.

We at China Energy will also be focused on accelerating our Zao Zhuang expansion and the completion of our EMA Project. In addition to accelerating EMA and the ZZ expansion, together with China Energy, we expect to explore synergistic coal mine opportunities, where earnings could be generated in the short term and further value creation achieved in the longer term with the application of our technology.

Now before I go any further with my business update, I would like to turn the call over to Kevin Kelly who will review our financial results with you. Kevin?

KEVIN KELLY:	Thank you, Robert. Total revenues for the third quarter of fiscal 2011 were $3.1 million, an increase of $.5 million or 19%, from $2.6 million in the prior year third quarter. Product sales revenue from our ZZ joint venture plan increased $.3 million to $2.6 million, compared to $2.3 million for the third quarter of fiscal 2010, due to higher plan availability and higher energy fees due to increased coal prices.

The plant’s availability for production was 100% for the third quarter of fiscal 2011, compared to 96% in the prior quarter, and the plant operated for 71% of the quarter, compared to 78% in the prior quarter, resulting from our customer shutdowns for their maintenance.

Technology licensing and related services revenues for third quarter were $.5 million versus $.3 million for the third quarter of 2010. For technology licensing and related services revenues, the quarter ended March 2011, resulted from the recognition of previously deferred revenues received under a license agreement entered into in April 2010, related to a U.S. biofuels project. We have completed the initial engineering work and since terminated this license agreement due to the customer’s inability to continue funding the project.

Cost of sales and plant operating expenses were down 13% to $2.4 million for the third quarter of 2011, versus $2.7 million for the third quarter of 2010. The decrease was due to further improved plan efficiencies at the ZZ plant and other plant operating cost reductions.

G&A expenses were down slightly to $3.3 million for the third quarter of fiscal 2011, compared to $3.4 million for the third quarter of fiscal 2010. We improved our operating loss by 31% to $3.6 million for the third quarter of fiscal 2011, compared to an operating loss of $5.2 million for the third quarter of fiscal 2010. The $1.6 million improvement in the operating loss was primarily due to the improved operating margin at our ZZ joint venture plant, the increase in licensing and related services revenue, and various expense reductions.

Overall, our financial trend has continued to show improvement for the past several quarters to primarily continued margin improvements that have been achieved at the ZZ plant and our technology licensing activities. We will continue to closely monitor and control our operating and overhead expenses in order to meet company’s key objectives.

As of March 31, 2011, we had cash and cash equivalents of $29.4 million and working capital of $27.2 million. With that, I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay. Thanks, Kevin. Now I’d like to move on to an update on our ZZ and EMA joint ventures. We’re very pleased with the performance of our U-GAS technology and our ability to continue gaining further performance improvement systems, as demonstrated once again during the past quarter. There were several important developments of note.

First, our FMS, Fines Management System, at ZZ demonstrated a substantial improvement in carbon conversion rates versus last year, achieving a sustainable rate above 98%, and the plant performance data shows we are continuing to improve the overall efficiency of the facility, resulting in lower costs. We are now achieving over 90-day continuous runs on each single gasifier, which we believe is equal to or better than other mature and well established coal gasification technologies in China, and allows us to achieve very high availability of Syngas due to our spare stem bigasifier configuration. These are significant technological accomplishments that speak to the quality of our technology and the strength and commitment of our team on the ground in China. During third quarter and through April, the ZZ plant was available for Syngas production 100% of the time.

As a result of the continuing strong performance of our technology, we have completed negotiations for another important coal test at ZZ involving 2,100 tons of low-quality coal. We are conducting this coal test, which began yesterday, as part of our ongoing business development effort related to a Chinese company that is considering U-GAS for a large-scale project in China, for a total capacity of four billion normal cubic meters of S&G per year to be rolled out in phases, with phase one capacity yet to be determined.

Coal tests such as this also help our ZZ economics, while at the same time getting us closer to new projects and partners, not just in China but around the world.

Concerning EMA, I’m pleased to report that progress on the construction of the utilities and gasification portions of the plant are on schedule and expected to be completed by the summer of 2012. The utilities plan for delivering water and power to the project has been completed, and the foundation and buildings for the project are essentially done. Equipment installation is now underway in the boiler area so that steam can be available for the rest of the plant as commissioning activities begin.

With respect to the gasifiers, the gasification structure is in the last stages of construction, and the gasifier reactors are now in shop fabrication. You can view updated photos of the EMA construction progress on our website at www.synthesisenergy.com.

Lastly we have begun a three-month operator training session for the facility, and this was kicked off with approximately 60 operating personnel from the EMA joint venture who are now going undergoing extensive training at our ZZ plant.

Before I discuss business development activities, I wanted to mention that we participated in the world CTL 2011 Conference in Paris this past March and made a presentation regarding the advantages of our technology, enabling new coal to liquid or CTL developments.

CTL is a process that allows coal to be utilized as an alternative to oil to produce ultra-clean gasoline and diesel fuels, as well as synthetic waxes, lubricants, chemical feedstocks, and alternative liquid fuels such as methanol and dimethyl ether. We believe CTL can become increasingly important, as demand for transportation fuels continues to grow over the coming years. We believe there is a significant business opportunity for CTL using our gasification technology, and we are pursuing potential opportunities in this area.

And with respect to business development, highlights of our latest efforts in China include an agreement we signed in late January with a Chinese company to provide the feasibility study report for a medium-scale 360-million normal cubic meters per year S&G project. This project is currently planned to be implemented in two equal phases using our U-GAS technology. Should the project go forward, it would supply S&G to the gas loop of a fairly large city which has a shortage of natural gas.

Separately, in January we were engaged to prepare preliminary technical proposals for an ammonia plant that is interested in using our Syngas to replace its existing coal generation [inaudible] gasifiers.

With respect to our business development outside of China, we continue to advance our discussions with potential partners in other countries such as India, where our U-GAS technology could contribute significantly to the development of clean coal-based energy and chemical projects using India’s abundant low-cost/low-ranked coal as the primary feedstock. As in China, partnerships with large local companies that bring influence and resources to the table will be the key to advancing the broad commercialization of our technology in this region.

As I had previously described, our strategy is a three-pronged approach that includes sales of technology, equipment, and engineering services, developing and participating in coal and biomass gasification projects, and the integrated U-GAS coal resource project investments. We continue to work towards executing our strategy through the formation of strong regional partnerships that will enable us to grow more rapidly.

With respect to our ongoing efforts with Midas to leverage SES’s U-GAS gasification technology in Eastern Europe, South Africa, as well as Indonesia and Australia, we are continuing to make progress in identifying the right opportunities. Our goal is to leverage our technology to create value from low-cost/low-quality coal resources that would otherwise remain untapped, and in cases where current prices for those resources are particularly attractive, actually own them for the long term, and include this low-cost resource as an important part of the value created by our projects.

Examples may include S&G projects in parts of Asia, ammonia projects that would supply fertilizers in developing countries, and smaller scale power projects to fill the need for distributed power. Together we’re identifying such project development opportunities that we believe will advance our strategic interest and financial objectives through bringing a total fee-to-product solution to customers who previously would have not considered gasification.

We look forward to providing you with additional information as these opportunities develop. This concludes our management update for our fiscal third quarter of 2011. We would now like to give our callers a chance to ask questions. Operator, you may open up the phone lines.

OPERATOR:	We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If, at any time, your question has been answered and you would like to withdraw your question, please press “*” then “2.” At this time we will pause momentarily to assemble our roster.

The first question comes from Eric Madison of Revil. Please go ahead.

ERIC MADISON:	Yeah, hi. I just wanted to understand a little better. Right now there’s a 40% ownership of the Chinese investment company, but it looks like they’re going to be going to 60%, which is, in effect, giving the majority control of the company to this investing company. Can you speak more to that, please?

ROBERT RIGDON:	Sure, be happy to, Eric. Yes, the way our collaboration agreement is established with ZJX is that the initial investment step does represent a little over 40% of the company, and at this time, and under that first step of investment, ZJX and SES together in China will be focused on delivering these four business platforms that I just mentioned related to S&G fuels, power, and chemicals, with a milestone established for ZJX of exercising their best endeavors to establish a fully-funded 20-billion Chinese Rim and B business platform for one of these product segments in order to achieve — along with the $8 per share price, in order to achieve the additional shares for 60% of the company. So essentially what we have established, Eric, is a pathway to create shareholder value here through growing large-scale projects here in China.

ERIC MADISON:	What is the shareholder vote?

ROBERT RIGDON:	Kevin, you want to address that part of the question?

KEVIN KELLY:	Sure. We have filed a preliminary proxy, and we have received comments from the SEC on that preliminary proxy and are in process of responding. So until we’re finished with that process — but once we’re finished with that process, we’ll be setting a meeting date and mailing out final proxy materials.

ERIC MADISON:	Thank you.

KEVIN KELLY:	Sure.

OPERATOR:	The next question comes from Robert Smith of Center for Performance Investing. Please go ahead.

ROBERT SMITH:	Good morning. Could you bring us up to date on the license negotiations with Ambre Energy?

ROBERT RIGDON:	Sure, Robert. We’ve had — over the past quarter, we’ve been in contact with Ambre Energy, the licensing negotiations. There’s not any new news there with Ambre from the standpoint of moving forward with a definitive agreement. I know that Ambre continues to desire to develop their project and move forward with that, but we’re just sort of coordinating with their own project development timeline at this point.

ROBERT SMITH:	Are you actually in negotiations, or not, I mean?

ROBERT RIGDON:	We started our initial negotiations, Robert, but the negotiations now are moving slowly. Ambre is doing their own development work on their side of the project, and they have to complete some of their tasks around the project development there before they’re going to be ready to, you know, continue aggressively moving the license negotiation.

ROBERT SMITH:	Was there any mitigating circumstances due to the Fleming in Queensland at all?

ROBERT RIGDON:	You know that question did come up earlier. To the best of my knowledge, I don’t believe that really had a major impact on Ambre or this project. This particular coal area had not been opened up yet, and that’s part of their plan. So I don’t really believe that was. It did impact a lot of other businesses though.

ROBERT SMITH:	And, Robert, what is the timeline for the closing of ZJX?

ROBERT RIGDON:	Well, you know, as Kevin was saying, the definitive date yet hasn’t been set, but we’re expecting sometime in the midsummer. If all continues to go well as it has been, we would expect sometime in midsummer, possibly in July.

ROBERT SMITH:	Okay. And then that timeline for the six months begins to count at that point?

ROBERT RIGDON:	Yes; that’s correct.

ROBERT SMITH:	All right. Thank you very much. Good luck.

ROBERT RIGDON:	Sure.

OPERATOR:	Again, if you have a question, please press “*” then “1.” The next question comes from Jeremy Sussman of Brean Murray. Please go ahead.

JEREMY SUSSMAN:	Hi. Good morning, everyone.

ROBERT RIGDON:	Hi, Jeremy.

KEVIN KELLY:	Good morning.

JEREMY SUSSMAN:	You know, with your focus in China, I have kind of a broader question. You know, obviously the markets have been a bit concerned, you know, about a slow down in commodities over the last, you know, month or few weeks, I guess. I guess, first from the project level, anything that you’re seeing over there that has you concerned; and then secondly, just kind of from a bigger picture standpoint, you know, can you give us kind of one or two things that you’re seeing out there, which kind of give us a sense of maybe what things really are — you know, how they’re really acting over there, you know, in China right now.

ROBERT RIGDON:	Sure. I guess, you know, Jeremy, you know, what we’re seeing here is, you know, China has recently, you know, issued their 12/5 year plan, and under this plan, China continues to focus on energy growth. And I think part of that, what we’re seeing is that China is shifting to more efficient application and cleaner applications to technology, which certainly favor gasification and our technology.

China is, also in this area, moving towards larger-scale projects. You know, a lot of the bigger energy projects that are coming down the pike down regarding fuels and S&G are going to be built in phases but ultimately end up being much larger scale than what we’ve seen in the past, and you’re beginning to see that in some of the notes that I’ve made here on our call related to projects being built in phases.

I think, you know, in terms of — the government is still very much clearly communicating here the types of projects that are encouraged, such as S&G projects and glycol projects, and is actually now not encouraging, you know, some of the much smaller-scale projects, you know, of the older type, chemicals productions that have been built out in small scale. So we’re seeing China wanting to, I think, want to have a more efficient application of these larger industrial parks instead of a lot of small spotty projects, you know, that are built around the countryside.

An example of that is, you know, what we’re doing at EMA, which is actually the first project in an industrial park for that province in Henan, which will be a very large-scale industrial build out. And that’s an example of these industrial park centers that we’re seeing China moving towards.

So in terms of energy, you know, China is a huge growth area, and, you know, we don’t really — I don’t see any really slow down in that. It’s such a big need for this country to continue its growth.

JEREMY SUSSMAN:	That’s very helpful. Thank you very much.

OPERATOR:	Once again, if you have a question, please press “*” then “1” on a touchtone phone. This concludes our question-and-answer session. I would like to turn the conference back over to Robert Rigdon for any closing remarks.

ROBERT RIGDON:	Okay, everybody. Thank you for your questions, and should you have any additional questions, please feel free to get in touch with us. Andrew, you can close the call.

OPERATOR:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.